UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2010

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Jiron Caracas 2226, Jesús María, Lima 11, Peru	________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (51 1) 989 184706

_______________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On March 25, 2010, the Company completed a private equity offering of 18,750,000 units at $0.10 per Unit (the "Units").  Each unit consisted of one (1) share of common stock, par value $0.00001, and one (1) common stock purchase warrant (the “Warrant”) to purchase one (1) share of the Company’s common stock, exercisable commencing six months from the closing date of the offering and terminating one year from the closing date of the offering.  As a result, the Company issued a total of 18,750,000 shares of common stock and Warrants to purchase 18,750,000 shares of common stock in connection with this private equity offering.  The exercise price for the Warrant is $0.10 per share.  The gross proceeds the Company received from this private equity offering was $1,875,000.  No registration rights were granted to any of the investors in this private equity offering.

The securities were offered and sold in connection with this private equity offering in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided in on Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act.  In connection with this private equity offering, we relied on each of the investors' written representations.  Each investor represented to us that the investor was not a U.S. person, as that term is defined in Rule 902(k) of Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person.  We did not engage in any directed selling efforts, as defined in Rule 902(c) of Regulation S, in the United States in connection with the sale of the shares.  We requested our stock transfer agent to affix appropriate restricted legends to the stock certificate issued to each investor.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  Neither we nor anyone acting on our behalf offered or sold these Units by any form of general solicitation or general advertising.

The Shares were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 26, 2010

Amazon Goldsands Ltd.

By:	/s/ Kenneth Phillippe
Name:	Kenneth Phillippe
Title:	Chief Executive Officer, Chief Financial Officer , Secretary & Treasurer